UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 14, 2024

TELESIS BIO INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-40497	45-1216839
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10431 Wateridge Circle Suite 150
San Diego, California		92121
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (858) 228-4115

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	TBIO	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On August 14, 2024 Telesis Bio Inc. ("Telesis") entered into a Share Purchase Agreement (the "Purchase Agreement") with Yuan (Terry) Yang (the "Buyer") to sell all of the outstanding capital stock (the "Eton Stock") of Eton Bio, Inc. ("Eton"), a wholly-owned subsidiary of Eton. Pursuant to the terms and conditions of the Purchase Agreement, the Buyer will purchase the Eton Stock for an aggregate purchase price of $1.5 million, subject to customary working capital related adjustments (the "Transaction"). The Board of Directors of Telesis approved the transaction.

The Purchase Agreement includes representations, warranties and covenants of the parties that are customary for a transaction of this nature, including covenants by Telesis to cause Eton to conduct the Eton business in the ordinary course until the closing of the Transaction (the “Closing”) and restrictive covenants that limit the Company and Seller from engaging in certain business activities for two years following the Closing. The Purchase Agreement also contains certain indemnification obligations with respect to breaches of representations and warranties and certain other specified matters. The closing of the Purchase Agreement is expected to occur on or about August 31, 2024, subject to customary closing conditions, including, completion of certain regulatory matters in the State of New Jersey and the forgiveness of certain intercompany loans between Telesis and Eton.

The foregoing description of the Purchase Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Purchase Agreement which we anticipate filing with our next quarterly report on Form 10-Q.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Telesis Bio Inc.

Date:	August 20, 2024	By:	/s/ Eric Esser
President and CEO